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                                                                   EXHIBIT 10(r)

               [Letterhead of Calbiochem-Novabiochem Corporation]

November 11, 1993



Mr. Doug Greenwold
11612 Split Rail Court
Rockville, MD  20852

Dear Doug,

Calbiochem-Novabiochem International, Inc. is extremely pleased to extend an offer of employment to you as Vice President of Sales and Marketing Worldwide. This position reports to the Chairman and CEO of CNI. Reporting to this position are all pertinent departments which are necessary to conduct CNI's Marketing and Sales activities on a global basis. Please refer to the attached Organization Charts.

Your offer of employment entails the following:

         A base salary of $115,000.00 per annum.

         Stock options in the amount of 20,000 shares, exercisable over a five year period from the official date of your employment. The amounts that can be exercised each year from this starting date represent 4,000 shares per year. A complete stock option agreement will be forwarded to your attention in the early part of 1994.

         An annual bonus potential of 35% of base. The bonus achievement is reviewed by CNI's Compensation Committee following our audit report which occurs in the later part of February following the close of each fiscal year. The earn out potential is premised on achievement of Corporate goals and objectives which are outlined between us at the start of each fiscal year.

         All CN Corporation Medical, Dental and Life Insurance benefits start as of your first day of employment, December 31, 1993. You will be eligible to enroll in CN Corporation's 401-K program effective on January 1, 1994. I have asked Lee Hart to provide you with the appropriate enrollment forms. The customary 90 day period with respect to the Medical, Dental and Life Insurance benefits is therefore waived.

         With respect to your real estate and relocation expenses, CNI is prepared to compensate you and your family for the following expenses:
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Doug Greenwold
November 11, 1993
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         The real estate commission costs associated with the sale of your property in Maryland.

         The normal real estate closing costs associated with the purchase of your home in California.

         The moving costs associated with your household goods from Maryland to California.

         A "gross up" of Federal and State withholding tax amounts for the taxable income obligations created by CNI's reimbursement of relocation and interim living expenses consisting of temporary housing and automobile expenses. The computation of this "gross up" amount, shall be net of normally allowable state and federal deductions. This "gross up" amount will be reimbursed to you by CNI but will take the form of a loan without interest which will be forgiven by the Company after two years of employment from your start date. Should you elect to voluntarily leave the CNI Organization prior to this two year period, such loan would become due and payable within 30 days from the termination date.

         Finally, we will authorize two trips to California for your wife in order to secure real estate. Since you expressed to me that your family may not be in a position to relocate until early Summer 1994, we will coordinate your trips back home in combination with business travel at a reasonable frequency level.

CNI will authorize your continued participation in Mahler's Executive Development program with associated travel and lodging expenses. The tuition payment is to be provided by you.

Four weeks of annual vacation leave.

Interim living expenses through mid 1994 in the form of apartment rental and automotive transportation. In the event of involuntary termination for other than "cause", you will be eligible for salary and benefit continuation as outlined below:

         Within the first year of employment - 3 months
         By the second year of employment - 4 months
         By the third year of employment - 5 months
         By the fourth year of employment and beyond - 6 months.
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Doug Greenwold
November 11, 1993
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         Your start date will be December 31, 1993 for compensation and benefit purposes. You will make the following weeks available in order to jump start your involvement with the Organization:

                  November 29 - December 3, 1993
                  December 13 - 17, 1993.

The first six days from these two weeks will be used to offset December 31, 1993 and the first week in 1994. The remaining four days will be compensated at a linear salary rate and paid in early January 1994. Your report to work date will be January 10, 1994.

Doug, I believe that the above properly represents the discussions that we have had for the past few days. I truly look forward to working with you and have no doubts that this opportunity will be challenging but yet rewarding. If acceptable, please sign in the space provided. My best regards,

/s/ Stelios B. Papadopoulos
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S. B. Papadopoulos
Chairman and Chief Executive Officer

/s/ Douglas J. Greenwold
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Doug Greenwold